Exhibit 99.1

U. S. Physical Therapy Reports 2012 Results

Raises Quarterly Dividend and Announces Recent Acquisition

HOUSTON--(BUSINESS WIRE)--March 7, 2013--U.S. Physical Therapy, Inc. (NYSE:USPH), a national operator of outpatient physical therapy clinics, today reported results for the fourth quarter and year ended December 31, 2012.

U.S. Physical Therapy’s net income for the three months ended December 31, 2012 increased 18.1% to $4.0 million from adjusted net income of $3.4 million for the three months ended December 31, 2011. Diluted earnings per share rose to $0.34 for the 2012 period versus adjusted net income per diluted share of $0.29 for the 2011 period. The 2011 result was adjusted for a gain of $4.8 million related to a purchase price settlement of an outpatient physical therapy group. Reported net income for the three months ended December 31, 2011 was $8.2 million, or $0.69 per diluted share.

U.S. Physical Therapy’s net income for the year ended December 31, 2012 increased 10.9% to $17.9 million from adjusted net income of $16.2 million for year ended December 31, 2011. Diluted earnings per share rose to $1.51 for 2012 versus adjusted net income per diluted share of $1.35 for 2011. The 2011 result was adjusted for a gain of $4.8 million related to a purchase price settlement of an outpatient physical therapy group. Reported net income for the year ended December 31, 2011 was $21.0 million, or $1.75 per diluted share.

See the table on page 8 of this release for a reconciliation of reported net income to adjusted net income.

Fourth Quarter 2012 compared to Fourth Quarter 2011

  Net revenues increased 3.3% from $60,678,000 in the fourth quarter of 2011 to $62,694,000 in the fourth quarter of 2012, primarily due to an increase in patient visits of 2.9% from 559,000 to 575,000. The average net patient revenue per visit for the recent quarter was $106.37 as compared to $105.09 in the comparable 2011 period.
  Total clinic operating costs were $48,605,000, or 77.5% of net revenues, in the fourth quarter of 2012, as compared to $45,875,000, or 75.6% of net revenues, in the 2011 period. The increase was primarily attributable to $2,387,000 in operating costs of new clinics opened or acquired in the past 12 months. Clinic salaries and related costs were 54.2% of net revenues in the recent quarter versus 52.6% in the 2011 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 21.2% for the recent quarter versus 20.9% in the 2011 period. The provision for doubtful accounts as a percentage of net revenues was 1.9% for the 2012 period versus 2.0% in the 2011 quarter.
  Corporate office costs were $6,147,000 in the fourth quarter of 2012 as compared to $7,088,000 in the 2011 fourth quarter. The 2011 period included higher accrued incentive compensation and a legal settlement charge. Quarterly corporate office costs were 9.8% of net revenues in 2012 period versus 11.7% in 2011.
  Operating income for the fourth quarter of 2012 was $7,942,000 compared to $7,715,000 in the 2011 fourth quarter.
  In the 2011 period, interest and other income included a pretax gain of $5.4 million related to a purchase price settlement of an outpatient physical therapy group acquired in 2010. As required by accounting standards, this amount was recorded as a gain rather than as a reduction of goodwill.
  Interest expense was $108,000 in the fourth quarter of 2012 versus $165,000 in the fourth quarter of 2011.
  Net income attributable to non-controlling interests was $1,751,000 in the recent quarter as compared to $1,913,000 in the year earlier period.
  The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 33.6% in the 2012 period and 25.7% in the 2011 period. For the 2012 period, the income tax provision was reduced by $350,000 related to the write down of an intercompany loan that was charged to additional-paid-in-capital and is tax deductible. For the 2011 period, $3.8 million of the $5.4 million gain discussed was non-taxable.
  Reported net income attributable to common shareholders in the fourth quarter of 2012 was $4,043,000 compared to $8,229,000 in the fourth quarter of 2011. Reported diluted earnings per share were $0.34 for the 2012 period and $0.69 for the 2011 period. Included in the 2011 results is a gain of $4.8 million, net of tax effect, or $0.40 per diluted share, related to a purchase price settlement of an outpatient physical therapy group. Earnings per share were $0.34 for the fourth quarter of 2012 as compared to adjusted earnings per share of $0.29 in the year earlier period.
  Same store revenues, visits and the average net rate per visit for de novo and acquired clinics open for one year or more remained relatively flat. Patient visits for the fourth quarter of 2012 would have been higher were it not for the effect of Hurricane Sandy which impacted more than 50 of the Company’s clinics.

Year 2012 compared to Year 2011

  Net revenues increased 6.4% from $237,006,000 in the year ended December 31, 2011 to $252,088,000 in the year ended December 31, 2012, primarily due to an increase in patient visits of 7.0% from 2,164,000 to 2,315,000. The average net patient revenue per visit for 2012 was $105.57 as compared to $104.72 in 2011. The increase in net revenues was partially offset by a decrease in other revenues of $2,782,000 primarily due to a reduction in revenue from physician services.
  Total clinic operating costs were $189,503,000, or 75.2% of net revenues, in 2012, as compared to $176,357,000, or 74.4% of net revenues, in 2011. The increase was primarily attributable to $7,174,000 of increased costs related to the clinics acquired in July 2011 due to a full year of operations in 2012 versus only five months in the 2011 year and $5,510,000 in operating costs of new clinics opened or acquired in 2012. Clinic salaries and related costs were 52.7% of net revenues in 2012 versus 52.8% in 2011. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.5% in 2012 versus 20.0% in 2011. The provision for doubtful accounts as a percentage of net revenues was 1.9% for 2012 versus 1.6% in 2011. In 2012, the gross margin from the Company’s core physical therapy business increased by $4,606,000 or 7.9% as compared to 2011 and the margin from the physician services business decreased by $2,670,000.
  Corporate office costs remained relatively the same in 2012 as it was in 2011. Corporate office costs were reduced as a percentage of net revenues to 9.8% in 2012 as compared to 10.4% in 2011.
  Operating income in 2012 rose to $37,803,000 compared to $35,931,000 in 2011.
  In 2011, interest and other income included a pretax gain of $5.4 million related to a purchase price settlement of an outpatient physical therapy group acquired in 2010. As required by accounting standards, this amount was recorded as a gain rather than as a reduction of goodwill.
  Interest expense increased to $557,000 in 2012 from $496,000 in 2011 due to higher average borrowings in 2012.
  Net income attributable to non-controlling interests was $8,285,000 in 2012 as compared to $8,809,000 in 2011.
  The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 38.1% in 2012 and 34.6% in 2011. In 2012, the income tax provision was reduced by $350,000 related to a taxable deduction charged to additional-paid-in-capital for the reduction of a subsidiary intercompany loan. In 2011, $3.8 million of the $5.4 million gain discussed was non-taxable.
  Reported net income attributable to common shareholders in 2012 was $17,933,000 compared to $20,974,000 in 2011. Reported diluted earnings per share were $1.51 in 2012 and $1.75 in 2011. Included in the 2011 results is a gain of $4.8 million, net of tax effect, or $0.40 per diluted share, related to a purchase price settlement of an outpatient physical therapy group acquired in 2010. Earnings per share for 2012 were $1.51 as compared to adjusted earnings per share of $1.35 in 2011.
  Same store revenues for de novo and acquired clinics open for one year or more increased 4.4%. Higher same store visits and slightly higher average net rate per visit accounted for the same store revenues increase.

Chris Reading, Chief Executive Officer, said, “I am proud of our entire team for their work in 2012 which has positively impacted the lives of so many patients while producing our sixth straight year of record earnings from operations. As we look to 2013, we have a plan to overcome the impact created by several waves of recent government payment reductions as outlined in this release. While we are not without challenges, I have confidence in the strength of our team to be able to navigate these obstacles while continuing to expand organically as well as through acquisitions.”

Larry McAfee, Chief Financial Officer, noted, “U.S. Physical Therapy’s free cash flow continues to remain strong. Despite paying a special dividend of $4.8 million in December, the Company ended 2012 with net debt, that is debt less cash, of only $6.4 million.”

U.S. Physical Therapy Raises Quarterly Dividend

The Company will increase its quarterly dividend from $.09 to $.10 per share. The first quarterly dividend of 2013 will be paid on March 29 to shareholders of record as of March 15.

Announcement of a Recently Completed Acquisiton

On February 28, 2013, the Company acquired a 72% interest in a nine clinic physical therapy group. The practice sees approximately 34,000 patient visits per year with annual revenue of about $4 million.

2013 Guidance

As previously announced, the American Taxpayer Relief Act of 2012 enacted in January includes provisions which will reduce reimbursement for physical therapy services provided to Medicare patients. The new law increases the multiple procedures payment reduction (“MPPR”) to 50% effective April 1, 2013. The estimated impact in 2013 to the Company from this rate reduction is up to $0.18 per diluted share. On March 1, 2013, the sequester became effective which calls for an additional 2% cut in Medicare expenditures. The projected effect to the Company is to further reduce earnings by approximately $.04 per diluted share in 2013.

In January and February, although patient referrals were as planned, the Company’s volume of patient visits was significantly impacted by severe weather and the flu, particularly in the East and Midwest. Significant winter storms have continued in certain parts of the country thus far in March.

Normally, the Company’s management gives earnings guidance for the current year in the news release announcing the prior year’s results. Because of the changes and resulting uncertainties listed above, management, at this time, is deferring giving guidance.

Fourth Quarter Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, March 7, 2013 to discuss the Company’s Quarter and Year Ended December 31, 2012 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 88743600 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until May 7, 2013.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 431 clinics in 43 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 15 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net patient revenues	$61,110	$58,697	$244,443	$226,579
Other revenues	1,584	1,981	7,645	10,427
Net revenues	62,694	60,678	252,088	237,006

Clinic operating costs:
Salaries and related costs	33,978	31,928	132,824	125,117
Rent, clinic supplies, contract labor and other	13,300	12,701	51,620	47,396
Provision for doubtful accounts	1,192	1,231	4,848	3,785
Closure costs	135	15	211	59
Total clinic operating costs	48,605	45,875	189,503	176,357

Gross margin	14,089	14,803	62,585	60,649

Corporate office costs	6,147	7,088	24,782	24,718

Operating income	7,942	7,715	37,803	35,931

Interest and other income, net	2	5,437	6	5,445
Interest expense	(108)	(165)	(557)	(496)

Income before taxes	7,836	12,987	37,252	40,880
Provision for income taxes	2,042	2,845	11,034	11,097

Net income including noncontrolling interests	5,794	10,142	26,218	29,783
Less: net income attributable to noncontrolling interests	(1,751)	(1,913)	(8,285)	(8,809)
Net income attributable to common shareholders	$4,043	$8,229	$17,933	$20,974

Earnings per share attributable to common shareholders:
Basic	$0.34	$0.70	$1.52	$1.78

Diluted	$0.34	$0.69	$1.51	$1.75

Shares used in computation:
Basic	11,911	11,786	11,804	11,814

Diluted	12,013	11,892	11,904	11,977

Dividends declared per common share	$0.49	$0.08	$0.76	$0.32

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

REPORTED AND ADJUSTED NET INCOME PER SHARE AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

REPORTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income attributable to common shareholders	$4,043	$8,229	$17,933	$20,974

Basic earnings per share - weighted-average shares	11,911	11,786	11,804	11,814
Effect of dilutive securities - stock options	102	106	100	163

Diluted earnings per share - adjusted weighted-average shares	12,013	11,892	11,904	11,977

Earnings per share attributable to common shareholders:
Basic	$0.34	$0.70	$1.52	$1.78

Diluted	$0.34	$0.69	$1.51	$1.75

The following table reconciles Adjusted Net Income Attributable to Common Shareholders (“Adjusted Net Income”) to comparable generally accepted accounting principles (“GAAP”) measurements. Adjusted Net Income equals net income attributable to common shareholders (“Net Income”) less the after-tax effect of the 2011 gain on purchase price settlement, as described in this press release. Management believes providing this non-GAAP financial measurements to investors is useful information for comparing the Company’s period-to-period results.

Adjusted Net Income is not a measure of financial performance under GAAP. Items excluded from this measure are significant components in understanding and assessing financial performance. This measure should not be considered in isolation or as an alternative to, or substitute for, Net Income or net income including noncontrolling interests data presented in the consolidated financial statements as indicators of financial performance. Because this measure is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, this measurement may not be comparable to other similarly titled measures of other companies.

ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income attributable to common shareholders	$4,043	$8,229	$17,933	$20,974

Gain on purchase price settlement of $5,434 less tax effect of $629	-	(4,805)	-	(4,805)

Adjusted net income attributable to common shareholders	$4,043	$3,424	$17,933	$16,169

Adjusted net income attributable to common shareholders per diluted share	$0.34	$0.29	$1.51	$1.35

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,	December 31,
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash	$11,671	$9,983
Patient accounts receivable, less allowance for doubtful accounts of $1,595 and $2,154, respectively	25,973	28,333
Accounts receivable - other, less allowance for doubtful accounts of $514 and $883, respectively	1,703	1,614
Other current assets	5,975	5,737
Total current assets	45,322	45,667

Fixed assets:
Furniture and equipment	36,316	35,103
Leasehold improvements	20,858	20,385
	57,174	55,488
Less accumulated depreciation and amortization	44,158	42,299
	13,016	13,189
Goodwill	100,188	92,750
Other intangible assets, net	12,146	9,603
Other assets	1,042	2,043
	$171,714	$163,252

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,732	$1,809
Accrued expenses	14,116	14,082
Current portion of notes payable	459	433
Total current liabilities	16,307	16,324
Notes payable	175	284
Revolving line of credit	17,400	23,500
Deferred rent	894	941
Other long-term liabilities	2,279	623
Total liabilities	37,055	41,672

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
14,129,651 and 13,919,588 shares issued, respectively	141	139
Additional paid-in capital	37,489	36,133
Retained earnings	111,321	102,405
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	117,323	107,049
Noncontrolling interests	17,336	14,531
Total equity	134,659	121,580
	$171,714	$163,252

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Year Ended December 31,
	2012	2011

OPERATING ACTIVITIES
Net income including noncontrolling interests	$26,218	$29,783
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	5,287	5,449
Provision for doubtful accounts	4,848	3,785
Gain on purchase price settlement	-	(5,435)
Equity-based awards compensation expense	2,102	2,032
Loss on sale or abandonment of assets, net	175	182
Deferred income tax	3,738	3,833
Other	1,351	220
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(1,663)	(5,147)
Increase in accounts receivable - other	(561)	(990)
Increase in other assets	(585)	(1,972)
(Decrease) increase in accounts payable and accrued expenses	(340)	1,190
Decrease in other liabilities	(1,321)	(275)
Net cash provided by operating activities	39,249	32,655

INVESTING ACTIVITIES
Purchase of fixed assets	(4,234)	(3,222)
Purchase of businesses, net of cash acquired	(7,929)	(9,451)
Acquisitions of noncontrolling interests	(2,244)	(20,439)
Sale of noncontrolling interests	239	-
Settlement of purchase price	-	1,500
Net proceeds on sale of fixed assets and business	64	6
Net cash used in investing activities	(14,104)	(31,606)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(9,332)	(9,767)
Cash dividends to shareholders	(9,017)	(3,789)
Purchase and retirement of common stock	-	(4,656)
Proceeds from revolving line of credit	79,900	118,900
Payments on revolving line of credit	(86,000)	(100,900)
Payment of notes payable	(434)	(250)
Excess tax benefit from stock options exercised	1,351	217
Other	75	-
Net cash used in financing activities	(23,457)	(245)

Net increase in cash	1,688	804
Cash - beginning of period	9,983	9,179
Cash - end of period	$11,671	$9,983

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$6,361	$9,037
Interest	$639	$325
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$350	$200
Acquisition of noncontrolling interest - seller financing portion	$-	$367

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

DETAIL OF GROSS MARGIN
(IN THOUSANDS)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Gross margin - physical therapy services	$14,390	$14,750	$62,945	$58,339
Gross margin - physician services	(301)	53	(360)	2,310
Gross margin	$14,089	$14,803	$62,585	$60,649

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Number
of
Clinics

December 31, 2010	392

March 31, 2011	397
June 30, 2011	398
September 30, 2011	420
December 31, 2011	416

March 31, 2012	414
June 30, 2012	419
September 30, 2012	423
December 31, 2012	431

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
713-297-7000
or
The Ruth Group
Stephanie Carrington / Amy Glynn, 646-536-7017 / 7023